Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
Dec. 2, 2009

Tellabs closes acquisition of WiChorus

Combination creates advanced solutions to revolutionize the mobile Internet

Naperville, Ill. — Tellabs completed its acquisition of WiChorus, a leading provider of mobile packet core solutions, on Dec. 1, 2009. The closing follows Tellabs’ receipt of Hart-Scott-Rodino approval from the Federal Trade Commission.

The acquisition enables Tellabs, a leader in mobile backhaul networks, to expand into mobile packet core networks, deliver new applications and provide significant savings for mobile carriers. The acquisition brings a new breakthrough product to Tellabs that is purpose-built for 4G, LTE and WiMax. It addresses the unique requirements of the mobile Internet as it:

•	Includes a full range of mobile IP products (from low entry price to highly scalable) for applications including GGSN, LTE and WiMax, plus new application enablement with superior DPI capability.

•	Offers 8 times more throughput, 4 times more simultaneous Internet connections and active users, compared with competitive platforms in gateway applications.

•	Uniquely combines world-class application analytics with a mobile core gateway for improved traffic engineering and network optimization.

•	Enables customers to analyze and monetize more than 400 of the top mobile Internet applications.

•	Makes mobile networks content-aware and context-aware, with personalized application-awareness.

•	Outperforms other platforms in delivering mobile Internet capacity. For example, competitors’ capacity significantly degrades (as much as 30% to 50%) during deep-packet inspection (DPI).

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Delivers new and differentiated applications such as Internet offload and distributed LTE gateway. It can offload as much as 70% of traffic at the network edge, increasing core network efficiency and improving user experiences. As a result, customers can save as much as 50% in capital expenses, compared with the present method of operation.

“Tellabs’ expanded mobile solutions can help customers deliver distinctive personalized user experiences such as mobile Internet, video and commerce,” said Robert W. Pullen, chief executive officer (CEO) and president of Tellabs. “By adding this breakthrough technology, we can help customers simplify networks, reduce expenses and deliver new applications to generate revenue.”

Tellabs retained WiChorus’ office in San Jose, Calif., and employees around the world. Rehan Jalil, former CEO and founder of WiChorus, has joined Tellabs as senior vice president—mobile Internet, reporting to Pullen. The combined company employs about 3,300 people worldwide.

About Tellabs — Tellabs helps customers succeed through innovation. That’s why 43 of the top 50 global telecom service providers choose our mobile, optical and business solutions. We help telecom service providers, independent operating companies, MSO/cable TV companies, enterprises and government agencies get ahead by adding revenue, reducing expenses and optimizing networks. With wireless and wireline networks in more than 90 countries, we enrich people’s lives by innovating the way the world connects™. Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index, the S&P 500 and several corporate responsibility indexes including FTSE4Good and eight KLD indexes. www.tellabs.com

Forward-Looking Statements — Statements in this news release regarding the proposed Tellabs acquisition of WiChorus, which are not historical facts, including expectations of financial results for the combined companies (e.g., projections regarding revenue, earnings, cash flow and cost savings), are “forward-looking statements.” Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause either company’s actual performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements. Either company’s actual future results could differ materially from those predicted in such forward-looking statements. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.

Important factors upon which the forward-looking statements presented in this release are premised include: (a) receipt of regulatory and stockholder approvals without unexpected delays or conditions; (b) timely implementations and execution of merger integration plans; (c) retention of customers and critical employees; (d) economic changes impacting the communications industry; (e) successfully leveraging Tellabs/WiChorus comprehensive product offering to the combined customer base; (f) the financial condition of communications service providers and equipment vendors, including any impact of bankruptcies; (g) the impact of customer and vendor consolidation; (h) successfully introducing new technologies and products ahead of competitors; (i) successful management of any impact from slowing economic conditions or customer demand; and (j) protection and access to intellectual property, patents and technology. In addition, the ability of Tellabs/WiChorus to achieve the expected revenues and accretion will be affected by the effects of competition (in particular the response to the proposed transaction in the marketplace), the effects of general economic and other factors beyond the control of Tellabs/WiChorus, and other risks and uncertainties described from time to time in Tellabs public filings with the Securities and Exchange Commission. Tellabs disclaims any intention or obligation to update or revise any forward-looking statements.

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MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com,

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Tellabs® and are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

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